Filed Pursuant To Rule 433

Registration No. 333-217785

April 3, 2019

SPDR® ETF Options Report INVESTMENT PROFESSIONAL USE ONLY March 2019 20 Day Average 20 Day Average 20 Day Average 20 Day Average Total Open Total Open Ticker Name ETF Volume Total Option Volume Call Option Volume Put Option Volume Interest (Call) Interest (Put) SPY SPDR S&P 500 ETF Trust 79,960,040 2,760,264 1,099,111 1,661,153 5,836,134 11,956,430 XLF Financial Select Sector SPDR Fund 60,278,776 133,174 62,630 70,545 995,595 1,838,287 XOP SPDR S&P Oil & Gas Exploration & Production ETF 20,464,532 121,378 55,223 66,155 793,863 1,642,936 XLU Utilities Select Sector SPDR Fund 16,743,535 49,969 17,144 32,825 168,168 415,854 XLK Technology Select Sector SPDR Fund 16,339,061 21,849 12,930 8,920 210,898 190,357 JNK SPDR Bloomberg Barclays High Yield Bond ETF 15,432,586 4,791 189 4,603 12,561 122,203 XLE Energy Select Sector SPDR Fund 14,313,426 35,867 22,471 13,396 347,458 337,649 XLI Industrial Select Sector SPDR Fund 14,036,010 32,877 9,904 22,973 130,721 236,134 XLP Consumer Staples Select Sector SPDR Fund 13,009,247 20,502 8,532 11,970 105,393 214,227 XLV Health Care Select Sector SPDR Fund 10,477,261 21,039 9,940 11,100 121,420 149,710 KRE SPDR S&P Regional Banking ETF 10,350,160 77,153 12,392 64,762 189,283 625,551 GLD® SPDR Gold Shares 7,623,433 109,077 60,657 48,421 1,388,734 946,895 XLB Materials Select Sector SPDR Fund 7,009,177 5,871 2,299 3,572 42,412 46,135 XLY Consumer Discretionary Select Sector SPDR Fund 6,081,979 8,928 3,915 5,013 56,013 66,244 XRT SPDR S&P Retail ETF 5,854,272 22,162 7,619 14,543 108,492 119,960 XBI SPDR S&P Biotech ETF 5,259,283 49,150 16,501 32,650 180,491 426,721 XLRE Real Estate Select Sector SPDR Fund 4,402,220 686 306 380 24,503 10,350 DIA SPDR Dow Jones Industrial Average ETF Trust 4,238,784 50,590 22,212 28,378 219,828 232,109 XLC Communication Services Select Sector SPDR Fund 3,865,686 2,153 1,206 948 18,033 23,616 FEZ SPDR EURO STOXX 50 ETF 3,653,927 8,902 4,361 4,542 60,189 126,866 XHB SPDR S&P Homebuilders ETF 3,359,157 6,232 3,083 3,149 41,707 58,183 KBE SPDR S&P Bank ETF 3,093,707 1,155 465 691 13,408 49,459 XME SPDR S&P Metals & Mining ETF 2,634,764 9,498 5,619 3,879 136,333 107,130 SJNK SPDR Bloomberg Barclays Short Term High Yield Bond ETF 2,165,812 — 1 — 12 22 SPYG SPDR Portfolio S&P 500 Growth ETF 1,994,177 19 16 4 218 111 XES SPDR S&P Oil & Gas Equipment & Services ETF 1,500,660 76 64 13 2,915 842 BIL SPDR Bloomberg Barclays 1–3 Month T-Bill ETF 1,490,783 17 16 1 1,263 163 Source: Bloomberg as of 03/31/2019. [Graphic Appears Here]

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPDW	SPDR Portfolio Developed World ex-US ETF	1,348,870	—	1	—	5	—
MDY	SPDR S&P MidCap 400 ETF Trust	1,099,695	911	655	256	12,828	7,829
SPSM	SPDR Portfolio Small Cap ETF	923,312	3	1	3	23	74
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	916,770	21	12	10	453	474
SPEM	SPDR Portfolio Emerging Markets ETF	862,067	—	2	—	27	10
SDY	SPDR S&P Dividend ETF	766,142	56	39	18	1,350	1,161
SPLG	SPDR Portfolio Large Cap ETF	667,957	2	—	2	—	4
SPYV	SPDR Portfolio S&P 500 Value ETF	663,200	5	3	2	92	42
SPTM	SPDR Portfolio Total Stock Market ETF	474,195	3	2	2	32	24
RWX	SPDR Dow Jones International Real Estate ETF	406,282	1	1	1	3	19
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	334,741	—	—	10	23	191
KIE	SPDR S&P Insurance ETF	318,987	10	6	4	81	76
RWR	SPDR Dow Jones REIT ETF	318,652	13	10	4	133	73
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	303,863	—	—	1	—	39
EDIV	SPDR S&P Emerging Markets Dividend ETF	289,408	2	2	1	63	18
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	229,929	20	19	1	391	160
GXC	SPDR S&P China ETF	167,456	21	16	6	243	216
XAR	SPDR S&P Aerospace & Defense ETF	136,483	13	7	6	335	106
RWO	SPDR Dow Jones Global Real Estate ETF	121,224	1	1	—	3	1
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	106,906	10	1	9	42	185
XHE	SPDR S&P Health Care Equipment ETF	105,483	23	4	19	95	399
XSD	SPDR S&P Semiconductor ETF	95,345	17	10	7	164	85
GNR	SPDR S&P Global Natural Resources ETF	86,162	—	1	—	8	1
DWX	SPDR S&P International Dividend ETF	84,595	1	1	1	34	4
GWX	SPDR S&P International Small Cap ETF	73,010	—	—	—	5	—
XPH	SPDR S&P Pharmaceuticals ETF	68,125	3	2	2	367	256
GMF	SPDR S&P Emerging Asia Pacific ETF	58,244	1	1	1	33	5
EWX	SPDR S&P Emerging Markets SmallCap ETF	47,115	7	3	4	85	83
NANR	SPDR S&P North American Natural Resources ETF	24,294	—	—	—	1	—
KCE	SPDR S&P Capital Markets ETF	3,474	4	3	1	54	40

Source: Bloomberg as of 03/31/2019.

State Street Global Advisors

2

SPDR® ETF Options Report ssga.com | spdrs.com | spdrgodshares.com State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257. Important Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. Investing involves risk, and you could lose money on an investment in SPDR® Gold Trust (“GLD®”). ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR® Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor. GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. © 2019 State Street Corporation. All Rights Reserved. State Street Global Advisors ID16158-2047512.16.1.AM.INST 0419 Exp. Date: 04/30/2020 SPD001834

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.